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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-59456, dated April 24, 2001, Form S-3 No. 333-48100, dated October 17, 2000, Form S-8 No. 333-83870, dated March 6, 2002, Form S-8 No. 333-39456, dated June 16, 2000, Form S-8 No. 333-34810, dated April 14, 2000 and Form S-8 No. 333-30024, dated February 10, 2000 of EarthLink, Inc. and in the related Prospectuses of our report dated January 23, 2002, with respect to the consolidated financial statements of EarthLink, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/  ERNST & YOUNG LLP

Atlanta, Georgia
March 19, 2002

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CONSENT OF INDEPENDENT AUDITORS